Exhibit 99.1

Allos Therapeutics Appoints Paul L. Berns as President and CEO

WESTMINSTER, Colo., March 10, 2006 — Allos Therapeutics, Inc. (Nasdaq: ALTH) announced today the appointment of Paul L. Berns as the Company’s President, Chief Executive Officer and a member of the Board of Directors, effective immediately.  Mr. Berns was most recently President, Chief Executive Officer and a member of the Board of Directors of Bone Care International, Inc.

Stephen J. Hoffman, M.D., Ph.D., Chairman of the Board, stated, “Paul has an outstanding track record of leadership and accomplishment in the pharmaceutical industry, and we believe he is the ideal candidate to lead the Company’s future growth efforts. On behalf of the Board of Directors, I am pleased to welcome Paul to the Allos team, and also thank Mike Hart for his service and dedication to the Company over the past six years.”

“I am enthusiastic about joining Allos,” said Mr. Berns.  “I believe the Company’s product portfolio has significant clinical and commercial potential, and I look forward to working with my new colleagues in creating value for patients, employees and shareholders alike.”

Mr. Berns brings close to 15 years of pharmaceutical industry experience to Allos.  While leading Bone Care International, Inc. from June 2002 until its acquisition by Genzyme, Corp. in July 2005, revenues increased nearly 14-fold, the company became profitable and market capitalization increased from approximately $40 million to a sale value of $719 million.  Prior to joining Bone Care International, Inc., Mr. Berns held senior management positions at Abbott Laboratories, BASF Pharmaceuticals, and Bristol-Myers Squibb Company.

With Mr. Berns’ appointment, Michael E. Hart resigned his positions as the Company’s President, Chief Executive Officer and Chief Financial Officer, and David C. Clark, the Company’s Corporate Controller and Treasurer, was appointed  to serve as the Company’s Principal Financial Officer until a permanent Chief Financial Officer is appointed.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, EFAPROXYN(TM) (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy. EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer. The Company’s other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma; and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors. For more information, please visit the Company’s web site at: www.allos.com.

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Contact:

Jennifer Neiman
Manager, Corporate Communications

Allos Therapeutics

720-540-5227
jneiman@allos.com